Exhibit 99.1
Tilly’s, Inc. Announces Fiscal 2019 Second Quarter Results
Earnings Exceed Previous Projections; Positive Comps in Back-to-School Season
Introduces Third Quarter Outlook

Irvine, CA – August 28, 2019 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter and first half of fiscal 2019 ended August 3, 2019.

“After a slow start to the second quarter during May, we posted positive comps both in stores and online during each of June and July to finish the quarter with better net sales, product margins, and earnings per share than expected," commented Ed Thomas, President and Chief Executive Officer. "This positive momentum has continued throughout the back-to-school season, giving us optimism about our opportunities for the third quarter and second half of fiscal 2019."

Second Quarter Results Overview
The following comparisons refer to operating results for the second quarter of fiscal 2019 versus the second quarter of fiscal 2018 ended August 4, 2018:

•
Total net sales were $161.7 million, an increase of $4.3 million or 2.8%, compared to $157.4 million last year. The Company ended the second quarter of fiscal 2019 with 229 total stores, including two RSQ-branded pop-up stores, compared to 226 total stores, including three RSQ-branded pop-up stores, last year.

•
Comparable store net sales, which includes e-commerce net sales, increased 0.6% compared to last year's second quarter increase of 4.4%. E-commerce net sales increased 15.7% and represented approximately 14.1% of total net sales this year, compared to an increase of 8.1% and a 12.5% share of total net sales last year. Comparable store net sales in physical stores decreased 1.5% and represented approximately 85.9% of total net sales, compared to an increase of 3.8% and an 87.5% share of total net sales last year. Comparable store net sales in physical stores decreased by a high single-digit percentage in May, but increased by a low single-digit percentage in each of June and July.

•
Gross profit was $51.7 million, an increase of $1.6 million or 3.2%, compared to $50.1 million last year. Gross margin, or gross profit as a percentage of net sales, increased to 32.0% from 31.8% last year. Product margins were flat as a percentage of net sales. Buying, distribution and occupancy costs improved by 10 basis points in total. Improved leverage of buying and occupancy costs as a percentage of net sales more than offset higher e-commerce shipping costs associated with e-commerce net sales growth.

•
Selling, general and administrative expenses ("SG&A") were $39.6 million, or 24.5% of net sales, compared to $37.6 million, or 23.9% of net sales, last year. The $2.0 million increase in SG&A was primarily attributable to a $1.5 million credit in last year's SG&A resulting from the favorable resolution of a previously disclosed legal matter. Additionally, higher e-commerce marketing and fulfillment expenses of approximately $1.0 million associated with e-commerce net sales growth and higher store payroll expenses of approximately $0.9 million due to minimum wage and annual merit increases were partially offset by a $1.2 million reduction in bonus expenses and $0.5 million reduction in non-cash charges.

•
Operating income was $12.1 million, or 7.5% of net sales, compared to $12.5 million, or 7.9% of net sales, last year. This slight decline in operating income was primarily attributable to last year's $1.5 million legal matter credit noted above.

•	Income tax expense was $3.4 million, or 26.8% of pre-tax income, compared to $3.3 million, or 25.3% of pre-tax income, last year.

•
Net income was $9.3 million, or $0.31 per diluted share, compared to $9.7 million, or $0.33 per diluted share, last year. Last year's net income includes $1.1 million after tax, or $0.04 per diluted share, attributable to the favorable resolution of the legal matter noted above.

First Half Results Overview
The following comparisons refer to operating results for the first half of fiscal 2019 versus the first half of fiscal 2018 ended August 4, 2018:

•	Total net sales were $292.0 million, an increase of $11.0 million or 3.9%, from $281.0 million last year.

•
Comparable store net sales, which includes e-commerce net sales, increased 1.4% compared to last year's increase of 2.4%. E-commerce net sales increased 21.7% and represented approximately 14.5% of total net sales compared to an increase of 0.9% and a 12.4% share of total net sales last year. Comparable store net sales in physical stores decreased 1.5% and represented approximately 85.5% of total net sales compared to an increase of 2.7% and a 87.6% share of last year's total net sales.

•
Gross profit was $87.4 million, an increase of $2.3 million or 2.7%, compared to $85.1 million last year. Gross margin was 29.9% compared to 30.3% last year. This 40 basis point decrease in gross margin was primarily attributable to a 30 basis point decline in product margins due to higher total markdowns. Buying, distribution and occupancy costs deleveraged 10 basis points as a percentage of net sales. Higher e-commerce shipping costs associated with e-commerce net sales growth more than offset improved leverage of buying and occupancy costs as a percentage of net sales.

•
SG&A was $75.1 million, or 25.7% of net sales, compared to $71.3 million, or 25.4% of net sales, last year. The $3.9 million increase in SG&A was primarily attributable to higher store payroll expenses of approximately $1.9 million due to minimum wage and annual merit increases, higher e-commerce marketing and fulfillment expenses of approximately $1.9 million associated with e-commerce net sales growth, and a $1.5 million credit in last year's SG&A attributable to the favorable resolution of the legal matter noted above. These expense increases were partially offset by a $1.3 million reduction in bonus expenses and a $0.7 million reduction in non-cash charges.

•
Operating income was $12.2 million, or 4.2% of net sales, compared to $13.8 million, or 4.9% of net sales, last year. The $1.6 million decline in operating income was attributable to last year's $1.5 million legal matter credit noted above.

•	Income tax expense was $3.7 million, or 27.1% of pre-tax income, compared to $3.8 million, or 25.7% of pre-tax income, last year.

•
Net income was $10.0 million, or $0.33 per diluted share, compared to $10.9 million, or $0.37 per share, last year. Last year's net income includes $1.1 million after tax, or $0.04 per diluted share, attributable to the favorable resolution of a legal matter.

Balance Sheet and Liquidity
As of August 3, 2019, the Company had $124.8 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $124.2 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of August 4, 2018.

Fiscal 2019 Third Quarter Outlook
Total comparable store net sales have increased 4.2% through August 26, 2019. Based on current and historical trends, the Company expects its third quarter total net sales to range from approximately $151 million to approximately $156 million based on a comparable store net sales increase of 1% to 4% for the quarter as a whole. The Company expects its third quarter operating income to range from approximately $6.5 million to approximately $8.5 million, and earnings per diluted share to range from $0.18 to $0.22. This outlook assumes no non-cash store asset impairment charges, an anticipated effective tax rate of approximately 27%, and weighted average shares of approximately 29.8 million.

Regarding the legal settlement coupons the Company issued in early September 2018, approximately 2.1% have been redeemed to date, resulting in no material impact on its business. All such coupons will expire on September 4, 2019.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, August 28, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until September 11, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13693257. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 230 total stores, including two RSQ pop-up stores, across 33 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	August 3, 2019	February 2, 2019	August 4, 2018
ASSETS
Current assets:
Cash and cash equivalents	$62,388	$68,160	$45,638
Marketable securities	62,413	75,919	78,588
Receivables	11,758	6,082	11,182
Merchandise inventories	72,635	55,809	74,815
Prepaid expenses and other current assets	4,845	11,171	9,062
Total current assets	214,039	217,141	219,285
Operating lease assets	251,912	—	—
Property and equipment, net	68,010	73,842	78,906
Other assets	2,194	2,185	3,391
Total assets	$536,155	$293,168	$301,582
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,475	$24,207	$42,786
Accrued expenses	23,109	18,756	29,521
Deferred revenue	8,330	10,373	7,193
Accrued compensation and benefits	6,132	8,930	7,392
Dividends payable	—	29,453	—
Current portion of operating lease liabilities	53,478	—	—
Current portion of deferred rent	—	5,540	5,868
Total current liabilities	130,524	97,259	92,760
Noncurrent operating lease liabilities	230,015	—	—
Noncurrent deferred rent	—	30,825	31,239
Other	1,182	1,757	2,236
Total liabilities	361,721	129,841	126,235
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 21,980, 21,642 and 15,599 shares issued and outstanding, respectively	22	21	15
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 7,586, 7,844 and 13,708 shares issued and outstanding, respectively	8	8	14
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	150,877	149,737	146,476
Retained earnings	23,290	13,335	28,756
Accumulated other comprehensive income	237	226	86
Total stockholders’ equity	174,434	163,327	175,347
Total liabilities and stockholders’ equity	$536,155	$293,168	$301,582

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales	$161,738	$157,406	$292,041	$281,040
Cost of goods sold (includes buying, distribution, and occupancy costs)	110,028	107,301	204,647	195,957
Gross profit	51,710	50,105	87,394	85,083
Selling, general and administrative expenses	39,609	37,627	75,147	71,275
Operating income	12,101	12,478	12,247	13,808
Other income, net	572	490	1,401	873
Income before income taxes	12,673	12,968	13,648	14,681
Income tax expense	3,395	3,279	3,693	3,770
Net income	$9,278	$9,689	$9,955	$10,911
Basic income per share of Class A and Class B common stock	$0.31	$0.33	$0.34	$0.37
Diluted income per share of Class A and Class B common stock	$0.31	$0.33	$0.33	$0.37
Weighted average basic shares outstanding	29,505	29,209	29,487	29,145
Weighted average diluted shares outstanding	29,678	29,681	29,739	29,567

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Cash flows from operating activities
Net income	$9,955	$10,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,286	11,503
Stock-based compensation expense	1,075	1,127
Impairment of assets	—	786
Loss on disposal of assets	145	17
Gain on sales and maturities of marketable securities	(848)	(599)
Deferred income taxes	(218)	(203)
Changes in operating assets and liabilities:
Receivables	(3,605)	(6,830)
Merchandise inventories	(16,826)	(21,789)
Prepaid expenses and other assets	770	461
Accounts payable	15,055	21,571
Accrued expenses	4,240	4,688
Accrued compensation and benefits	(2,798)	1,273
Operating lease liabilities and deferred rent	(1,103)	547
Deferred revenue	(2,043)	(1,513)
Net cash provided by operating activities	14,085	21,950
Cash flows from investing activities
Purchase of property and equipment	(4,848)	(6,668)
Purchases of marketable securities	(62,079)	(79,822)
Proceeds from marketable securities	76,457	84,678
Net cash provided by (used in) investing activities	9,530	(1,812)
Cash flows from financing activities
Dividends paid	(29,453)	(29,067)
Proceeds from exercise of stock options	151	1,476
Taxes paid in lieu of shares issued for stock-based compensation	(85)	(111)
Net cash used in financing activities	(29,387)	(27,702)
Change in cash and cash equivalents	(5,772)	(7,564)
Cash and cash equivalents, beginning of period	68,160	53,202
Cash and cash equivalents, end of period	$62,388	$45,638

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2018 Q3	226	5	4	227	1,693
2018 Q4	227	3	1	229	1,703
2019 Q1	229	1	1	229	1,708
2019 Q2	229	1	1	229	1,710

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com